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Exhibit 23.01

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Prospectus of Questar Market Resources for the registration and exchange of $200,000,000 of 7% Notes due 2007, and to the incorporation by reference therein of our report dated March 6, 2001 (except for Note 1, as to which the date is November 30, 2001 and Note 2, as to which the date is July 31, 2001), with respect to the consolidated financial statements of Questar Market Resources included in its Annual Report (Form 10-K/A) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP Ernst & Young LLP

Salt Lake City, Utah
February 19, 2002

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  Exhibit 23.01
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS